Exhibit 10.2
                              HARLEY-DAVIDSON, INC.

                          Director Compensation Policy
                              Effective May 4, 2002

I.   Monetary Compensation

Annual Retainer for Directors........................................   $30,000
Annual Retainer for Committee Chair..................................   $ 5,000
Regular Board Meeting (quarterly plus one telephonic) ...............   $ 1,500
Special Board Meetings...............................................   $   750
Human Resources Committee Meetings...................................   $   750
Audit Committee Meetings.............................................   $   750
Nominating and Director Affairs Committee Meetings...................   $   750

The Annual Retainers, Regular Board Meeting fees and Committee Meeting fees are generally paid within one (1) month of the date of the Annual Meeting of Shareholders, the date of each Regular Board Meeting and the date of each Committee Meeting, respectively, unless the director has chosen to defer his/her compensation.

Payment will be made for no more than two Committee meetings in connection with a Board meeting. No payment will be made for a written consent action in lieu of a meeting. No payment will be made for Committee meetings that last ten minutes or less when held in connection with a Board meeting. No payments will be made to directors who are employees of the Company or who have waived their right to receive the compensation described above.

     RESOLVED, that the Annual Retainer Fee and Committee Chair Retainer Fee paid by the Company to its Outside Directors be payable, in whole or in half, at the election of each Outside Director in shares of Common Stock, par value $.01 per share, of the Corporation pursuant to, and in accordance with, the terms of the 1998 Director Stock Plan.*

II   Additional Compensation

a. Option Grants - Each Outside Director who serves as a member of the Board immediately following an annual meeting of shareholders of the Company shall automatically be granted on the first business day after such meeting an Option for the purchase of such number of shares of Common Stock (rounded up to the nearest multiple of 100) whose Fair Market Value on the Grant Date shall be three times the Optionee's Annual Retainer Fee for Directors.*

b. Clothing Allowance - Each Outside Director shall receive an annual clothing allowance of $1,000 to purchase Harley-Davidson MotorClothes(R) apparel and accessories.

c. Product Discount - Each Outside Director shall receive a discount on Company products that is the same discount available to all employees of the Company.

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*  Capitalized terms not otherwise defined in this paragraph shall have the meanings given them in the 1998 Director Stock Plan.